UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CARDINAL ETHANOL, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF 2024 ANNUAL MEETING OF MEMBERS
To be held on Tuesday, February 13, 2024

*Please note the meeting will be held in-person at the
Union City Community High School and via livestream*

To our Members:

The 2024 Annual Meeting of Members (the "2024 Annual Meeting") of Cardinal Ethanol, LLC (the "Company") will be held on Tuesday, February 13, 2024 at the Union City Community High School, 731 N. Plum Street, Union City, IN 47390. Registration for the 2024 Annual Meeting will begin at 5:00 p.m. EST. The 2024 Annual Meeting will commence at approximately 6:00 p.m. EST.

We will also livestream the 2024 Annual Meeting. In order to view the 2024 Annual Meeting electronically, please contact Ashleigh Lawrence or Bill Dartt at (765) 964-3137 or toll free at (866) 559-6026 to request the URL link.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 MEMBER MEETING TO BE HELD ON TUESDAY, FEBRUARY 13, 2024.

◦This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;
◦The proxy statement, proxy card and annual report to members are available at http://www.cardinalethanol.com; and
◦If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (765) 964-3137 or toll free at (866) 559-6026 or by written request at Cardinal Ethanol, LLC at 1554 N. County Road 600 E., Union City, Indiana 47390, by e-mail at info@cardinalethanol.com, or on our website at http://www.cardinalethanol.com on or before February 7, 2024, to facilitate timely delivery.

The purposes of the meeting are to: 1) Elect four directors; 2) Conduct an advisory vote on our executive compensation; and 3) Transact such other business as may properly come before the 2024 Annual Meeting or any adjournments thereof. The foregoing items of business are more fully described in the proxy statement. Only members listed on the Company's records at the close of business on December 22, 2023 are entitled to notice of and to vote at the 2024 Annual Meeting and any adjournment thereof.

All members are cordially invited to attend the 2024 Annual Meeting in person. However, to assure the presence of a quorum, the Board of Directors requests that you promptly sign, date and return the proxy card, which is solicited by the Board of Directors, whether or not you plan to attend the meeting. Proxy cards are available on the Company's website at http://www.cardinalethanol.com and may be printed by the members. No personal information is required to print a proxy card. We will also be sending you a proxy card approximately 10 days from the date of this letter.

If you wish to revoke your proxy, you may do so by giving notice to our chairman, Robert Davis, prior to or at the commencement of the meeting. The proxy will not be used if you attend and vote at the meeting in person. You may fax the proxy card to the Company at (765) 964-3349 or mail it to the Company at 1554 N. County Road 600 E., Union City, Indiana 47390. For your proxy card to be valid, it must be received by the Company no later than 5:00 p.m. EST on Monday, February 12, 2024.

If you have any questions regarding the information in the proxy statement or completion of the proxy card or if you need directions to attend the meeting and vote in person, please call the Company at (765) 964-3137 or at (866) 559-6026.

         By order of the Board of Directors,

/s/ Robert Davis

Chairman of the Board

December 22, 2023

CARDINAL ETHANOL, LLC
1554 N. County Road 600 E.,
Union City, Indiana 47390

Proxy Statement
2024 Annual Meeting of Members
Tuesday, February 13, 2024
6:00 p.m. EST

*Please note the meeting will be held in-person at the Union City Community High School and via livestream*
    The proxy is solicited by the board of directors (the "Board" or "Board of Directors") of Cardinal Ethanol, LLC (the "Company" or "Cardinal Ethanol") for use at the 2024 Annual Meeting of members of the Company to be held in-person and electronically on Tuesday, February 13, 2024 (the "2024 Annual Meeting"), and at any adjournment thereof.

IN-PERSON: The 2024 Annual Meeting will be held at the Union City Community High School, 731 N. Plum Street, Union City, IN 47390. Registration for the meeting will begin at 5:00 p.m. EST. The 2024 Annual Meeting will commence at approximately 6:00 p.m. EST.

LIVESTREAM OPTION: We will also livestream the 2024 Annual Meeting. If you wish to view the 2024 Annual Meeting electronically, please contact Ashleigh Lawrence or Bill Dartt at (765) 964-3137 or toll free at (866) 559-6026 to request the URL link.

This solicitation is being made pursuant to the SEC's internet availability of proxy materials rules, however the Company may also use its officers, directors and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile, email or letter. Distribution of this proxy statement and a proxy card is scheduled to begin on or about December 22, 2023 at which time the proxy statement and proxy card will be available for printing and viewing at the Company's website at http://www.cardinalethanol.com.

QUESTIONS AND ANSWERS ABOUT THE 2024 ANNUAL MEETING AND VOTING

Q:    Why did I receive this proxy statement?

A:    You received this proxy statement because you were a member of the Company at the close of business on December 22, 2023, the record date, and are entitled to vote at the 2024 Annual Meeting.

Q:    When and where is the 2024 Annual Meeting?

A:    The 2024 Annual Meeting will be held in-person on Tuesday, February 13, 2024 at the Union City Community High School in Union City, Indiana. The 2024 Annual Meeting will commence at approximately 6:00 p.m. EST. We will also livestream the meeting.

Q:    How do I view the meeting electronically?

A:    In order to view the 2024 Annual Meeting, please contact Ashleigh Lawrence or Bill Dartt at (765) 964-3137 or toll free at (866) 559-6026 to request the URL link.

Q.    Will I be permitted to ask questions at the 2024 Annual Meeting?

A:    Yes. If you attend in person, you will have an opportunity to ask questions at the 2024 Annual Meeting. If you plan to view the meeting electronically, you may email questions to us at info@cardinalethanol.com at any time before the 2024 Annual Meeting. We will answer questions at the end of the 2024 Annual Meeting.

Q:    Can I vote at the 2024 Annual Meeting?

A:    If you attend in person, you will have an opportunity to vote at the 2024 Annual Meeting. If you view the meeting electronically, you must submit a proxy card if you wish to vote.

Q:    What am I voting on?

A:    The Board of Directors is soliciting the proxies of members who are not "Appointing Members" pursuant to Section 5.3(c) of our Second Amended and Restated Operating Agreement, as amended, (the "operating agreement") to vote on the election of four directors. Any member who is entitled to appoint a director pursuant to section 5.3(c) of our operating agreement is not entitled to vote for the election of any other directors. If you are not an "Appointing Member", you are entitled to vote for the election of directors at the 2024 Annual Meeting.

The Board of Directors is soliciting the proxies of all members to provide advisory votes on the approval of the Company's executive compensation called a "Say-on-Pay" vote.

Q:    How many votes do I have?

A:    On any matter which may properly come before the meeting, each member entitled to vote will have one vote for each membership unit owned of record by such member as of the close of business on December 22, 2023. Pursuant to Section 6.15 of the operating agreement, members do not have any dissenters' rights.

Q:    What is the voting requirement to elect directors and what is the effect of a withheld vote or an abstention?

A:    In the election of directors, the persons receiving the greatest number of votes will be elected regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the director election, because directors are elected by plurality vote, withheld/abstention votes will not be counted either FOR or AGAINST any nominee. Withheld/abstention votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:    What is the Say-on-Pay vote?

A:    The Say-on-Pay vote is a vote by the Company's members whereby the member can either endorse or not endorse the Company's system of compensating its executive officers. While the Say-on-Pay vote is not binding on the Board of Directors, the Board of Directors intends to take the vote into consideration in making future compensation awards to the Company's executive officers. The Company may also use the Say-on-Pay vote to engage members in a dialogue regarding the Company's system of compensating its executive officers.

Q:    What is the voting requirement for the Say-on-Pay vote and what is the effect of an abstention?

A:    The advisory vote on executive compensation called the Say-on-Pay vote will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked ABSTAIN with respect to the proposal will not be voted and will not count FOR or AGAINST the proposal. Abstentions with respect to this proposal will be counted for purposes of establishing a quorum.

Q:    What is the effect of a broker non-vote?

A:    Broker non-votes, if any, will count for purposes of establishing a quorum at the 2024 Annual Meeting. A broker non-vote occurs when an individual owns units which are held in the name of a broker. The individual is the beneficial owner of the units, however, on the records of the Company, the broker owns the units. If the individual who beneficially owns the units does not provide the broker with voting instructions on non-routine matters, including the proposals presented at the 2024 Annual Meeting, this is considered a broker non-vote. For such non-routine matters, the broker cannot vote either way and reports the units as "non-votes." These broker non-votes function as abstentions.

Q:    How many membership units are outstanding?

A:    At the close of business on December 22, 2023, there were 10,734 outstanding membership units held by non-Appointing Members, meaning that there can be a total of 10,734 votes on the election of directors. At the close of business on December 22, 2023, there were 14,606 outstanding membership units. As such there can be a total of 14,606 votes on the Say-on-Pay advisory votes.

Q:    How do I vote?

A:    Membership units can be voted only if the holder of record is present at the 2024 Annual Meeting in person or by proxy. You may vote using the following methods:

Proxy Card. The proxy card is the means by which a member may authorize the voting of his, her, or its membership units at the 2024 Annual Meeting. The membership units represented by each properly executed proxy card will be voted at the 2024 Annual Meeting in accordance with the member's directions. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card. After you have marked your choices, please sign and date the proxy card, mail it to Cardinal Ethanol, LLC at 1554 N. County Road 600 E., Union City, Indiana 47390, or fax it to the Company at (765) 964-3349. In order for your vote to count, the Company must receive your proxy card by 5:00 p.m. EST on Monday, February 12, 2024. If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR Robert Davis, Dale Schwieterman, Daniel Sailer and Chad Smith for election to three-year terms and FOR the Say-on-Pay proposal.

In person at the 2024 Annual Meeting. Members of record as of December 22, 2023 may vote in person at the 2024 Annual Meeting.

If membership units are owned jointly by more than one person, both persons must sign the proxy card in order for the units to be counted.

Q:    What can I do if I change my mind after I vote my units?

A:    You may revoke your proxy by:

•Voting in person at the 2024 Annual Meeting;
•Giving written notice of the revocation to Robert Davis, Chairman of the Company's Board of Directors, at the Company's offices at 1554 N. County Road 600 E., Union City, IN 47390 by 5:00 p.m. EST by Monday, February 12, 2024; or
•Giving written notice of the revocation to Robert Davis, Chairman of the Company's Board of Directors, at the commencement of the 2024 Annual Meeting.
Q:    What happens if I mark too few or too many boxes on the proxy card?

A:    If you do not mark any choices for directors on the proxy card, then the proxies will vote your units FOR Robert Davis, Dale Schwieterman, Daniel Sailer and Chad Smith for election to three-year terms. If you mark fewer than four choices for directors, the proxies will vote your units ONLY for the persons you mark as your choices. If you do not mark any choices for the Say-on-Pay advisory vote, then the proxies will vote your units FOR Say-on-Pay. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD/ABSTAIN for a nominee or FOR and AGAINST a proposal, your votes will not be counted with respect to the director nominee or the proposal for which you marked contradicting choices.

    Each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2024 Annual Meeting. If you do not submit a proxy card, your units will not be counted as present at the 2024 Annual Meeting for purposes of determining whether a quorum is present.

Q:    Who can participate in the 2024 Annual Meeting?

A:    All members as of the close of business on December 22, 2023, the record date, may attend or livestream the 2024 Annual Meeting.

Q:    What is the record date for the 2024 Annual Meeting?

A:    December 22, 2023.

Q:    Who will count the votes?

A:    All votes will be tabulated by the inspector of election appointed for the 2024 Annual Meeting which will be our Chief Financial Officer, William Dartt. Mr. Dartt will be assisted by an administrative employee of the Company. The inspector of election will separately tabulate votes and abstentions.

Q:    What constitutes a quorum?

A:    The presence in person or by proxy of members holding 25% or more of the issued and outstanding membership units entitled to vote on the matter is required to constitute a quorum. On December 22, 2023, the Company had 14,606 issued and outstanding membership units.

Of the 14,606 issued and outstanding membership units, only 10,734 units may be voted in the election of directors or counted towards a quorum at the 2024 Annual Meeting because 3,872 units are held by "Appointing Members" who have appointed directors pursuant to Section 5.3(c) of our operating agreement and who are unable to vote on the election of directors. As a result, the presence in person or by proxy of 2,684 membership units will constitute a quorum for purposes of the election of directors. If you are entitled to vote on the election of directors and submit a proxy or appear at the meeting, then you will be considered part of the quorum.

The presence in person or by proxy of 3,652 membership units will constitute a quorum for purposes of the Say-on-Pay advisory votes.

Q:    Who is paying for this proxy solicitation?

A:    The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

Q:    How do I nominate a candidate for election as a director for the 2025 annual meeting and what is the deadline for submitting my nomination?

A:    The Company plans to hold elections of directors at next year's annual meeting. Nominations for director positions are made by a nominating committee appointed by the Board of Directors. In addition, a member may nominate a candidate for director by following the procedures explained in Section 5.3(b) of the operating agreement. Section 5.3(b) of the operating agreement requires that written notice of a member's intent to nominate an individual for director must be given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date the Company's proxy statement was released in connection with the previous year's annual meeting. Director nominations for the 2025 annual meeting must be submitted to the Company by August 23, 2024.

Q:    What is a member proposal?

A:    A member proposal is your recommendation or requirement that the Company and/or the Board of Directors take action, which you intend to present at a meeting of the Company's members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is placed in the Company's proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:    When are member proposals due for the 2025 annual meeting?

A:    In order to be considered for inclusion in next year's proxy statement, member proposals must be submitted in writing to the Company by August 23, 2024. The Company suggests that proposals for the 2025 annual meeting of the members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2025 annual meeting of members without including such proposal in the Company's proxy statement must provide the Company notice of such proposal no later than November 7,

2024 (approximately 45 days prior to the one year anniversary of the date this proxy statement was released). The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2025 annual meeting by November 7, 2024 the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion, provided the Company has included in its proxy statement an explanation of its intention with respect to voting on the proposal.

PROPOSALS TO BE VOTED UPON

Ten elected directors and four appointed directors currently comprise our Board of Directors. Our director, Cyril LeFevre passed away in April 2023. The directors subsequently took action to reduce the number of directors to a total of fourteen in accordance with our operating agreement.

In order to stagger terms, the elected directors are divided into three classes - Group I, Group II and Group III. Four directors are to be elected for a three-year term by the members at the 2024 Annual Meeting.

Below is a chart showing when each currently elected director's term expires and when the terms of the nominees for the newly created positions will expire assuming each nominee is elected at the 2024 Annual Meeting:

Group I	2024	Robert Davis Dale Schwieterman Daniel Sailer Chad Smith
Group III	2025	Thomas Chalfant J. Phillip Zicht Adam Kline
Group II	2026	Thomas Chronister Danny Huston Steven Snider
Section 5.3(c) of the operating agreement authorizes each member, along with any related parties or affiliates who holds four hundred (400) or more units purchased during the initial public offering of the Company to appoint one director. Currently the four appointed directors are Robert Baker, David Dersch, Jr., Gerald Forsythe and Lewis Roch III. Any member that appoints a director is not entitled to vote in the election for directors.

PROPOSAL ONE
ELECTION OF DIRECTORS

The terms of the four Group I directors, Robert Davis, Dale Schwieterman, Daniel Sailer and Chad Smith will expire in 2024 and those director positions are to be elected by the members at the 2024 Annual Meeting. Daniel Sailer and Chad Smith were elected to one-year terms in February 2023 with successors to be elected to three-year terms following the expiration of those initial terms. Our nominating committee has nominated Robert Davis, Dale Schwieterman, Daniel Sailer and Chad Smith for election to three-year terms at the 2024 Annual Meeting. All are incumbent directors. The nominees receiving the greatest number of votes will be elected as directors of the Company at the 2024 Annual Meeting, provided a quorum is present (in person or by proxy) at the meeting.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ROBERT DAVIS, DALE SCHWIETERMAN, DANIEL SAILER AND CHAD SMITH FOR ELECTION TO THREE-YEAR TERMS. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES, THE PROXIES WILL VOTE FOR THE ELECTION OF ROBERT DAVIS, DALE SCHWIETERMAN, DANIEL SAILER AND CHAD SMITH.

Information about Nominees, Directors and Officers

The following table contains certain information with respect to the nominees for election to the Board of Directors at the 2024 Annual Meeting:

Name and Principal Occupation	Age	If Elected, Term will Expire
Robert Davis, Farmer and Businessman	64	2027
Dale Schwieterman, Farmer and Retired CPA	73	2027
Daniel Sailer, CPA	43	2027
Chad Smith, Businessman	39	2027

Biographical Information of Nominees For Three-Year Terms

Robert J. Davis, Director, Chairman and Nominee, Age 64.

    Mr. Davis has been the owner and operator of Spiceland Wood Products, Inc., a manufacturing firm supplying the residential and commercial marketplace with customized wood products since 2001. Previously he was the vice president of operations for Frank Miller Lumber Company and for Grede Foundries, Inc. He also owns a 260-acre farm near New Castle, Indiana. He graduated from Purdue University School of Engineering in materials engineering. Mr. Davis previously served as our vice-chairman and is currently serving as our chairman. Mr. Davis's term as chairman expires in February 2024. Mr. Davis has served as a director since December 2005 and has agreed to serve if elected. Mr. Davis was selected as a nominee based on his prior involvement with the Company, the ethanol industry and his business and agricultural experience.

Dale A. Schwieterman, Director and Nominee, Age 73.

    Mr. Schwieterman has been retired since July 2016. He was formerly employed as a certified public accountant for 44 years. He is involved with grain farming in Mercer County, Ohio. He graduated from Bowling Green State University with a degree in business in 1972. Mr. Schwieterman formerly served as our treasurer. Mr. Schwieterman has served as a director since December 2005 and has agreed to serve if elected. Mr. Schwieterman was selected as a nominee based on his prior involvement with the Company, the ethanol industry and his business and agricultural experience.

Daniel Sailer, Nominee, Age 43.

Mr. Sailer is a director at KSM Business Services, Inc. in Indianapolis, where he primarily focuses on business valuation for gift tax and estate planning, succession and transaction advisory, and employee stock ownership plans.  He has served in this role since 2013. He received a bachelor’s degree in business administration in 2002 from Indiana University, Bloomington.  He is a certified public accountant and a CFA charterholder.  Mr. Sailer served as an appointed director from December 2019 when he was appointed to the Board of Directors by C. Allan Rosar until May 2022 when the appointment rights expired. Mr. Sailer has served as an elected director since February 2023 and has agreed to serve if elected. Mr. Sailer was selected as a nominee based on his prior involvement with the Company, the ethanol industry and his business experience.

Chad Smith, Nominee, Age 39.

Mr. Smith is currently the Chief Financial Officer for Mid-West Metal Products where he has served in that role since 2015. He started his career as an Investment Banker for BMO Capital Markets and then worked as the Director of Financial Planning & Analysis for United States Infrastructure Corporation. He received a bachelor's degree in business and an MBA from Indiana University. Mr. Smith has served as a director since February 2023 and has agreed to serve if elected. Mr. Smith was selected as a nominee based on his prior involvement with the Company and his business experience.

Biographical Information of Non-Nominee Elected Directors

Thomas E. Chalfant, Director, Vice-Chairman, Age 73.

Mr. Chalfant has been farming in Randolph County since 1974. He also served as a member of the board of directors of First Merchants Bank from 1999 until 2009. He has also been the president of the Randolph County Farm Bureau and a county commissioner for Randolph County. He is currently serving on the Indiana Farm Bureau Energy Advisory Committee. Mr. Chalfant graduated from Purdue University with a bachelors of science in agriculture. Mr. Chalfant is currently serving as our vice-chairman. Mr. Chalfant's term as vice-chairman expires in February 2024. Mr. Chalfant has served as a director since our inception.

J. Phillip Zicht, Director, Age 73.

Mr. Zicht was a teacher for 41 years. He has also been actively engaged in farming in Randolph County, Indiana for most of his life. He served on the staff-parish committee at the Asbury United Methodist Church for many years, twice holding the office of chairman. Mr. Zicht is a member of Lions Club and is also active in Randolph County 4-H where he has served in the past as the chairman of the Incorporated Committee. He graduated from Ball State University. Mr. Zicht was one of the original founding members of our Company. Mr. Zicht has served as a director since February 2013.

Thomas C. Chronister, Secretary and Director, Age 72.

    Since 1975, Mr. Chronister has worked as the manager and pharmacist for Chronister Pharmacies & Gift Stores. He also owns and operates 356 apartments in the Fort Wayne, Indiana area. Mr. Chronister graduated from Purdue University in 1975 with a bachelor's degree in pharmacy. Mr. Chronister's is currently serving as our secretary. Mr. Chronister's term as secretary expires in February 2024. Mr. Chronister served as a director from December 2005 to February 2009 and then from July 2009 to present.

Danny R. Huston, Director, Age 64.

            Mr. Huston has over 40 years in business experience and is currently the owner of North American Midway Entertainment, LLC, the world's largest outdoor amusement park employing more than 2,200 associates in 24 states and four Canadian provinces. Mr. Huston has also served as the CEO of North American Midway Entertainment, LLC since 2010 and previously served as the COO beginning in 2007. In the past, Mr. Huston has served as president and on the board of the Outdoor Amusement Business Association. He was appointed by the governor of Indiana to the State of Indiana Amusement Ride Safety Board in 1997 where he served until 2014. He is currently a member of the Outdoor Amusement Business Association, the Showmen's League of America, the International Association of Amusement Parks and Attractions, the International Association of Fairs and Expeditions, and the Lions Club. Mr. Huston has also farmed in Indiana in Randolph and Delaware Counties for over 30 years and is involved in his local communities and various philanthropic organizations. Mr. Huston has served as a director since February 2020.

Steven J. Snider, Director, Age 64.

    Mr. Snider retired as a regional manager for AgReliant Genetics, the third largest corn seed company in the United States, with whom he has worked since 1982. He served as secretary and general manager of Silver Fox Developments in Warsaw, Indiana and served as the managing partner of SMOR, LLC, a real estate development and investment group. He is an active private equity investor. He received a bachelor’s degree in agricultural economics from Purdue University in 1982. Mr. Snider served as a director from December 2005 until February 2009 and then from February 2017 to present.

Adam Kline, Age 37.

Mr. Kline is a partner at the law firm of Bose McKinney & Evans LLP where has practiced agricultural law since 2012. He is also actively engaged in his family’s farming operations in Hartford City, Indiana. He received a bachelor’s degree in agricultural economics from Purdue University in 2010 and a doctor of jurisprudence from the University of Cincinnati in 2013. Mr. Kline has served as a director February 2023.

Biographical Information of Appointed Directors

Robert N. Baker, Director, Age 60.

Mr. Baker has been the President of Clark Investment Group, a real estate development and investment company since 2013 where he previously served as Chief Financial Officer from 1996 to 2013. Mr. Baker is a manager of Clark Family, LLC and several other real estate investment companies. Mr. Baker previously practiced as a CPA for 10 years. Mr. Baker also serves on the board of directors for Kansas Ethanol, LLC, a private company. Mr. Baker has served as a director since May 2009 when he was appointed to serve by Clark Family, LLC. Mr. Baker will serve indefinitely at the pleasure of the Appointing Member.

David M. Dersch, Jr., Director, Age 61.

    Col. (ret.) Dersch is a retired Air Force Reserve chaplain after 20 years of honorable service. In addition to deploying overseas, he has been assigned to the Air Force Reserve Command, as well as the Air Force Chief of Chaplains Office at the Pentagon, and at Pacific Air Force. He is a recipient of the Legion of Merit and the Korean Peace Medal. Prior to commissioning as a military chaplain, Col. Dersch pastored churches in Michigan and Alabama. He has a Doctor of Ministry degree from Liberty University in Lynchburg, VA, as well as two masters degrees from Air University at Maxwell AFB, AL including a Master of Arts in Strategic Studies. Col. Dersch has served as a director since October 2019 when he was appointed to serve by Dersch Energy, LLC. Col. Dersch previously served as a director from July 2017 until January 2019. Col. Dersch will serve indefinitely at the pleasure of the Appointing Member.

Gerald Forsythe, Director, Age 83.

Mr. Forsythe is currently the chairman and CEO of Indeck Energy Services, Inc., Indeck Capital, Inc. and Indeck Power Equipment Company. Mr. Forsythe began his career with Indeck Power Equipment Company in 1963 and has over fifty years of experience in the power industry. He founded Indeck Energy Services, Inc. in 1985 which constructed and operates gas fired co-generation facilities. Mr. Forsythe also founded Forsythe Racing, Inc. and formed the Forsythe Racing Team in 1982 to participate in open wheel racing. His team has won series championships in Formula Atlantic, Indy Lights and Champ Car. He has also been responsible for constructing racing venues in Mexico and England and is the owner of the Long Beach Grand Prix in California and Cosworth, Ltd. in England. Mr. Forsythe farms over 20,000 acres near his hometown of Marshall, Illinois. Mr. Forsythe also serves as director for LincolnLand Agri-Energy, LLC and Kaapa Ethanol Holdings, LLC. He is also a director for Highwater Ethanol, LLC, a public company. Mr. Forsythe has served as a director since December 2020 when he was appointed to serve by Indeck Energy Services, Inc. Mr. Forsythe will serve indefinitely at the pleasure of the Appointing Member.

Lewis M. Roch III, Director, Age 67.

    Mr. Roch co-founded numerous technology companies which either sold, merged with public companies, or went public. Mr. Roch is president of LMR, Inc, which manages Roch Investments, LLC, Roch Holdings, LLC and Roch Enterprises, LLC. In addition, Mr. Roch was a general partner in Roch Interests, Ltd. LLP from 1992 to 2013 and managing partner for RFP Associates, Ltd. from 1983 to 2012. Mr. Roch received his bachelor of science in business administration (BSBA) from Washington University in St. Louis, Missouri and his MBA from the University of Texas at Austin.  Mr. Roch has served as a director since February 2012 when he was appointed to the Board of Directors by Roch Investments, LLC.  Mr. Roch will serve indefinitely at the pleasure of the Appointing Member.

Biographical Information of Officers and Significant Employees

Jeffrey L. Painter, Chief Executive Officer/President, Age 67.

Mr. Painter was appointed as our chief executive officer and president effective November 1, 2008. Mr. Painter has served as our general manager since January 2007. Mr. Painter has been in the agricultural business for more than 35 years. Most of those years were spent as a grain merchandiser and/or facility manager for grain companies located in Indiana, Illinois and Ohio. Previously, he was the commodities manager at an ethanol facility in east central Illinois for 10 months before taking over as general manager from March of 2005 to March of 2007. Mr. Painter grew up in New Castle, Indiana on a family farm that operated a corn and soybean business and hog and cattle operations. After graduation he attended Purdue University. It is anticipated that Mr. Painter will hold the offices of chief executive officer and president until the earlier of his resignation, death, disqualification or removal by the Board of Directors.

William Dartt, Chief Financial Officer/Treasurer, Age 64.

Mr. Dartt has been serving as our chief financial officer and treasurer since March 2010. Mr. Dartt received his Bachelors of Business Administration from Mt. Vernon Nazarene University in 2004, and also received his Masters in Business Administration from Mt. Vernon Nazarene University in 2021. It is anticipated that Mr. Dartt will hold the offices of chief financial officer and treasurer until the earlier of his resignation, death, disqualification or removal by the chief executive officer or the Board of Directors.
Jeremey J. Herlyn, Plant Manager, Age 52.

    Mr. Herlyn has been serving as our plant manager since June 2008. Mr. Herlyn previously served as the plant manager for Land O'Lakes Purina Feed, LLC in Richmond, Indiana, where he had been employed from June 1994 until becoming our plant manager. He received a bachelor of science in agricultural engineering from South Dakota State University in 1994. It is anticipated that Mr. Herlyn will continue as our plant manager until the earlier of his resignation, death, disqualification or removal by the chief executive officer or the Board of Directors.

Casey Bruns, Commodity Manager, Age 39.

    Mr. Bruns has been serving as our commodity manager since the fall of 2018. Mr. Bruns previously served on our grain origination team since April 2015. Prior to that, he was employed as the Corn Procurement Manager at Patriot Renewable Fuels, LLC in Annawan, Illinois. He received his bachelor of science degree in Agriculture Economics and also Animal Agribusiness from Purdue University in 2006. It is anticipated that Mr. Bruns will continue as our commodity manager until the earlier of his resignation, death, disqualification or removal by the chief executive officer or the Board of Directors.

PROPOSAL TWO
ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
(SAY-ON-PAY)

We believe that our compensation policies and procedures are reasonable based on the size and complexity of the Company and are strongly aligned with the long-term interests of our members. Publicly reporting companies are required to present their members the opportunity to provide an advisory vote on the Company's executive compensation program. We urge you to read the "EXECUTIVE COMPENSATION" section of this proxy statement, including the Company's Compensation Discussion and Analysis section, for details on the Company's executive compensation, including the Company's compensation philosophy and objectives and the compensation of our executive officers for our 2023 fiscal year. This advisory member vote, commonly known as "Say-on-Pay," gives you as a member the opportunity to endorse or not endorse our executive officer compensation program and policies through the following resolution:

"RESOLVED, that the members endorse the compensation of the Company's executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained under the caption "EXECUTIVE COMPENSATION" of the Company's 2024 proxy statement."

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. We believe the "Say-on-Pay" proposal demonstrates our commitment to achieving a high level of total return for our members.

We currently anticipate that we will present the "Say-on-Pay" proposal to our members every year and anticipate that the next "Say-on-Pay" vote will occur at our 2025 annual meeting. We also currently intend to ask our members every six years whether the "Say-on-Pay" vote should occur every one, two or three years. The next advisory vote as to frequency of the "Say-on-Pay" will occur at our 2029 Annual Meeting.

Required Vote and Board Recommendation

This proposal will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal, regardless of whether either alternative receives a vote from a majority of the membership units represented at the 2024 Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ENDORSEMENT OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES, THE PROXIES WILL VOTE FOR THE APPROVAL OF PROPOSAL TWO.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, the member named in the table below has sole voting and sole investment power for all units beneficially owned by that member and can be contacted at the Company's address at Cardinal Ethanol, LLC, 1554 N. County Road 600 E., Union City, Indiana 47390.

As of December 22, 2023, the following persons or entities are known by us to be the beneficial owners of more than 5% of the outstanding units:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Membership Units	Clark Family, LLC	950 units (1)	6.5%
Membership Units	Robert Baker	1,902 units (2)	13.02%
Membership Units	Gerald Forsythe	755 units (3)	5.17%
____________
(1) Stephen L. Clark and our director, Robert Baker, may be deemed to be beneficial owners of these units because they are both managers of Clark Family, LLC, and may be deemed to share investment and voting power.
(2) In addition to the nine hundred fifty units held in the name of the Clark Family, LLC listed above, an additional nine hundred fifty-two units are owned by Robert N. Baker Trust.
(3) Four hundred units are owned by Indeck Energy Services, Inc. Mr. Forsythe is the representative selected by Indeck Energy Services, Inc. to serve on our Board of Directors. Mr. Forsythe shares investment and voting power with respect to four hundred units with the directors of Indeck Energy Services, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

    As of December 22, 2023, our directors, former directors, executive officers and nominees own membership units as follows (except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person):

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Membership Units	Robert Baker	1,902 units (1)	13.02%
Membership Units	Casey Bruns	20 units(2)	0.14%
Membership Units	Thomas Chalfant	105 units (3)	0.72%
Membership Units	Thomas Chronister	100 units (4)	0.68%
Membership Units	William Dartt	0 units	—%
Membership Units	Robert Davis	45 units	0.31%
Membership Units	David Dersch, Jr.	715 units (5)	4.90%
Membership Units	Gerald Forsythe	755 units (6)	5.17%
Membership Units	Jeremey Herlyn	81 units (7)	0.56%
Membership Units	Danny Huston	238 units	1.63%
Membership Units	Adam Kline	0 units	—%
Membership Units	Cyril LeFevre	0 units(8)	—%
Membership Units	Jeffrey Painter	0 units	—%
Membership Units	Lewis Roch III	500 units (9)	3.42%
Membership Units	Daniel Sailer	135 units (10)	0.92%
Membership Units	Dale Schwieterman	44 units	0.30%
Membership Units	Chad Smith	0 units	—%
Membership Units	Steven Snider	53 units (11)	0.36%
Membership Units	J. Phillip Zicht	97 units (12)	0.66%
Membership Units	All Directors, Former Directors, Officers and Nominees as a Group	4,790 units	32.79%
____________
(1) Nine hundred fifty-two units are owned by Robert N. Baker Trust and are pledged as security. Nine hundred fifty units are owned by Clark Family, LLC. Robert Baker is the representative selected by Clark Family, LLC to serve on our Board of Directors. As a manager of Clark Family, LLC, Mr. Baker shares investment and voting power with respect to nine hundred fifty units with Stephen L. Clark.
(2)    The units are owned by Wayne Fisher Farms, Inc. of which Mr. Bruns is a shareholder.
(3)    Thirty-five units are owned by Thomas Edwin Chalfant Revocable Trust. Mr. Chalfant owns thirty-five units with his spouse and thirty-five units are held by Mollie A. Chalfant Revocable Trust. Sixteen units are pledged as security. Mr. Chalfant shares investment and voting power with respect to seventy units with his spouse.
(4)    Mr. Chronister owns eighty-four units with his spouse and shares investment and voting power with respect to those units with his spouse.
(5) Six hundred units are owned by Dersch Energy, LLC, of which Col. Dersch is a member. One hundred fourteen units are owned by David M. Dersch Trust, of which Col. Dersch is a trustee. One unit is owned by Col. Dersch.
(6) Four hundred units are owned by Indeck Energy Services, Inc. Mr. Forsythe is the representative selected by Indeck Energy Services, Inc. to serve on our Board of Directors. Mr. Forsythe shares investment and voting power with respect to four hundred units with the directors of Indeck Energy Services, Inc.
(7) Seventy units are held by Jeremey J. Herlyn IRA.
(8) Mr. LeFevre passed away in April 2023.
(9) Five hundred units are owned by Roch Investment, LLC, of which Mr. Roch is the manager.
(10) Ten units are held in a Roth IRA for the benefit of Mr. Sailer's spouse. Forty-five units are held in Roth IRAs for the benefit of other family members. Mr. Sailer's spouse serves as the trustee for all four of the IRAs. Mr. Sailer shares investment and voting power with respect to those units with his spouse. Eighty units are owned by Rosar Family, L.P. Mr. Sailer's spouse serves as a general partner of Rosar Family, L.P.
(11) Twenty-four units are owned by Steven Snider IRA. Thirteen units are owned by Lorie Snider IRA. Mr. Snider owns sixteen units with his spouse. Mr. Snider shares investment and voting power with respect to those units with his spouse.
(12)     Mr. Zicht shares investment and voting power with his spouse.

DELINQUENT SECTION 16(a) REPORTS

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, and based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, all Section 16(a) filing requirements were complied with during the fiscal year ended September 30, 2023.

BOARD OF DIRECTORS' MEETINGS AND INDEPENDENCE

    The Board of Directors generally meets once per month. The Board of Directors held 14 regularly scheduled and special meetings during the fiscal year ended September 30, 2023. Each of the directors attended at least 75% of the meetings of the Board of Directors during the fiscal year ended September 30, 2023, for the period each served on the Board of Directors except Dale Schwieterman.

    The Board of Directors does not have a formal process for holders of units to send communications to the Board of Directors. The Board of Directors feels this is reasonable given the accessibility of our directors. Members desiring to communicate with the Board of Directors may do so by contacting a director via our website, fax, phone or in writing. The names of our directors are listed on our website at http://www.cardinalethanol.com.

    The Board of Directors does not have a policy with regard to directors' attendance at annual meetings. The Company's 2023 annual meeting was attended by 10 of the directors. Due to this high attendance record, it is the view of the Board of Directors that such a policy is unnecessary.

Director, Former Director and Nominee Independence

The determination of independence is made by reference to NASDAQ rule 5605(a)(2). All of our directors and former directors are independent with the exception of Thomas Chalfant, Cyril Lefevre and J. Phillip Zicht. Mr. Chalfant is not independent because a company owned by his sons delivered grain to the Company in excess of $200,000 in at least one of the last three fiscal years. Our former director, Mr. LeFevre, was not independent because a company owned by him delivered grain to the Company in excess of $200,000 in at least one of the last three fiscal years. Mr. Zicht is not independent because he personally delivered grain to the Company in an amount in excess of $120,000 in at least one of the last three fiscal years. In evaluating the independence of our directors and nominees, we considered the following factors: (i) the business relationships of our directors; (ii) positions our directors hold with other companies; (iii) family relationships between our directors and other individuals involved with the Company; (iv) transactions between our directors and the Company; and (v) compensation arrangements between our directors and the Company.

Policy Regarding Employee, Officer and Director Hedging

    We do not have a policy prohibiting our directors, officers or employees from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of the Company's membership units held by such persons.  As a limited liability company, we are required to restrict the transfers of our membership units in order to preserve our partnership tax status. Our membership units may not be traded on any established securities market or readily traded on a secondary market (or the substantial equivalent thereof). Because there is no public market for our units, it is the view of the Board of Directors that such a policy is unnecessary.

Board Leadership Structure and Role In Risk Oversight

The Company is managed by a chief executive officer that is separate from the chairman of the Board of Directors. The Board of Directors has determined that its leadership structure is effective to create checks and balances between the executive officers of the Company and the Board of Directors. The Board of Directors is actively involved in overseeing all material risks that face the Company, including risks related to changes in commodity prices. The Board of Directors administers its oversight functions by reviewing the operations of the Company, by overseeing the executive officers' management of the Company, and through its risk management committee.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Ethics applies to all of our employees, officers, and directors, including our chief executive officer and chief financial officer. A copy of the Code of Ethics is available on the Company's website at www.cardinalethanol.com.

AUDIT COMMITTEE
Audit Committee

The Company has a standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The purpose of the audit committee is to monitor the integrity of the Company's financial reporting process and systems of internal controls. The audit committee appoints and monitors the independence and qualifications of the Company's independent auditors, monitors the performance of the Company's internal audit function, provides an avenue of communication among the independent auditors, management, and the Board of Directors, and prepares an audit committee report to be included in the Company's annual proxy statement.

The audit committee of the Board of Directors operates under a charter adopted by the Board of Directors. A copy of the audit committee charter is available on the Company's website at www.cardinalethanol.com. Under the charter, the audit committee must have at least three members. The Board of Directors appointed Robert Baker, Thomas Chronister, Robert Davis, Dale Schwieterman and Steven Snider to the audit committee. The chair of the nominating committee is Dale Schwieterman. The Board of Directors has determined that Mr. Schwieterman and Mr. Baker will serve as the audit committee's financial experts as defined in Item 407 of Regulation S-K based on their expertise in accounting and finances.

The audit committee is exempt from independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, Thomas Chronister, Robert Davis, Dale Schwieterman and Steven Snider are independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and (c)(2). Robert Baker would not be considered independent under the NASDAQ definition in that he is the beneficial owner of more than 10% of the outstanding units. However, the Board of Directors believes including Mr. Baker on the audit committee is reasonable due to the fact that a majority of the audit committee members are independent. A director would not be independent if they, or a family member, had been employed by the Company at any time during the last three years, accepted any compensation from the Company in excess of $120,000 during the last three years, was a partner in, or a controlling shareholder or an executive officer of any organization which had extensive business dealings with the Company or was an affiliate of the Company.

    Audit issues were specifically addressed by the audit committee during the four audit committee meetings that were held during the fiscal year ended September 30, 2023. Each of our audit committee members attended at least 75% of the audit committee meetings for the period served on the committee except for Dale Schwieterman.

Audit Committee Report

    The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the reference in any such document.

    The audit committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process. The Company's independent accountants are responsible for expressing an opinion on the conformity of the audited consolidated financial statements to generally accepted accounting principles. The committee reviewed and discussed with management the Company's audited consolidated financial statements as of and for the fiscal year ended September 30, 2023. The committee has discussed with Boulay PLLP, its independent accountants, the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB"). The committee has received from the independent auditors written disclosures regarding the auditors' independence required by the applicable requirements of the PCAOB and has discussed with the independent auditors, the independent auditors' independence. The committee has considered whether the provision of services by Boulay PLLP not related to the audit of the consolidated financial statements referred to above and to the reviews of the interim consolidated financial statements included in the Company's Forms 10-Q are compatible with maintaining Boulay PLLP independence.

    Based on the reviews and discussions referred to above, the audit committee recommended that the audited consolidated financial statements referred to above be included in the annual report on Form 10-K accompanying this proxy statement for the fiscal year ended September 30, 2023.
                            Audit Committee
                            Dale Schwieterman, Chair
                            Robert Baker
                            Thomas Chronister
                            Robert Davis
                            Steven Snider

Independent Registered Public Accounting Firm

    The audit committee selected Boulay PLLP as the independent registered public accounting firm for the fiscal year October 1, 2023 to September 30, 2024. A representative of Boulay PLLP is expected to participate in the 2024 Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

    The aggregate fees billed by the principal independent registered public accountants (Boulay PLLP) to the Company from October 1, 2022 through the Company's fiscal year ended September 30, 2023 are as follows:

Category	Year	Fees
Audit Fees(1)	2023	$258,000
	2022	$205,000
Tax Fees(2)	2023	$94,000
	2022	$61,000
All Other Fees(3)	2023	$21,000
	2022	$13,000
____________
(1)The audit fees were incurred for the audit of the Company's annual consolidated financial statements included within Form 10-K and review of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q and costs associated with auditor representation at the Company's annual meeting.
(2)The tax fees were billed for services for tax compliance, tax advice and tax planning. The nature of the services comprising the tax fees was for year-end tax preparation of the partnership return, the associated K-1's, and the Indiana partnership tax return.
(3)The other fees were billed for services rendered for other financial and operational related consulting.

    Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by the audit committee. One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our audit committee.

NOMINATING COMMITTEE

The nominating committee of the Board of Directors operates under a charter adopted by the Board of Directors. A copy of the charter is available on the Company's website at www.cardinalethanol.com. Under the charter, the nominating committee must have at least three members. Robert Davis, Tom Chalfant, and Thomas Chronister served as the nominating committee for our 2023 fiscal year. The chair of the nominating committee is Robert Davis. The nominating committee held one meeting during the fiscal year ended September 30, 2023. Each of our nominating committee members attended at least 75% of the nominating committee meetings.

Based upon the size of the Company and the Board of Director's familiarity with the Company since inception, the Board of Directors also has determined that each of the directors is qualified to suggest nominees for consideration to the nominating committee. The major responsibilities of the nominating committee are to:

•Develop a nomination process for candidates to the Board of Directors;
•Establish criteria and qualifications for membership to the Board of Directors;
•Identify and evaluate potential director nominees;
•Present to the Board candidates to fill vacancies on the Board of Directors; and
•Recommend nominees to the Board of Directors for election or re-election.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•Agricultural, business and financial background;
•Accounting experience;
•Community or civic involvement;
•Independence from the Company (i.e. free from any family, material business or professional relationship with the Company);
•Lack of potential conflicts of interest with the Company;
•Examples or references that demonstrate a candidate's integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and
•Specific needs of the existing Board of Directors relative to any particular candidate so that the overall Board composition reflects a mix of talents, experience, expertise and perspectives appropriate to the Company's circumstances.

The nominating committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, Thomas Chronister and Robert Davis are considered independent within the definition of independence provided by NASDAQ rule 5605(a)(2). Tom Chalfant would not be considered independent under the NASDAQ rule because a company owned by him delivered grain to the Company in excess of $200,000 in at least one of the last three fiscal years.

The nominating committee does not have a policy with regard to the consideration of diversity when identifying nominees for director. The nominating committee may consider nominations for director positions from the Company's members.

The nominating committee chose to nominate Robert Davis, Dale Schwieterman, Daniel Sailer and Chad Smith for election to three-year terms at the 2024 Annual Meeting. All are incumbent Directors.

In addition, the operating agreement provides a procedure for the members to nominate individuals to stand for election as directors. Nominations for the election of directors may be made by any member entitled to vote generally in the election of directors. In accordance with the Company's operating agreement, a member desiring to nominate one or more persons for election as a director for the 2025 Annual Meeting must submit written notice of such intent either by personal delivery or regular mail to the Secretary of the Company at least 120 days prior to the one year anniversary of the date of delivery of this proxy statement. This notice must contain: (i) the name and address of record of the member who intends to make the nomination; (ii) a representation that the member is the holder of units of the Company entitled to vote at the annual meeting and intends to appear personally or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (v) such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent of the then outstanding units and clearly setting forth the proposed nominee as a candidate of the director's seat to be filled at the next election of directors. The Company received no nominations from the members for the 2024 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During our fiscal year ended September 30, 2023, we entered into transactions with related parties. LeFevre Family Enterprises delivered grain to the Company in the approximate amount of $783,000. Our former director, Cyril LeFevre, was an owner of LeFevre Family Enterprises.

    Our Board of Directors reviews all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest. The Company's operating agreement includes a written policy that requires that certain related transactions be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party. Further, our operating agreement requires directors to disclose any potential financial interest in any transaction being considered by the Board of Directors. The above transactions were reviewed by the Board of Directors and the Company believes that the transactions were made on terms and conditions which are no less favorable to the Company than if the transactions had been made with an independent third party.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

    Throughout this proxy statement, the individuals who served as our chief executive officer, chief financial officer, commodity manager and plant manager are referred to as the “executive officers”.

Compensation Committee

The Board of Directors appointed Thomas Chronister, Danny Huston, Steven Snider and J. Phillip Zicht to serve as the compensation committee for the fiscal year ended September 30, 2023. Mr. Chronister is the chair of the compensation committee. The compensation committee of the Board of Directors operates under a charter adopted by the Board of Directors. A copy of the compensation charter is available on the Company's website at www.cardinalethanol.com. Under the charter, the compensation committee must have at least three and no more than five members. The compensation committee held five meetings during the fiscal year ended September 30, 2023. Each of our compensation committee members attended at least 75% of the compensation committee meetings during the period served. The compensation committee has direct responsibility with respect to the compensation of the Company's chief executive officer and chief financial officer and oversees the compensation of our other executive officers. The compensation committee has the overall responsibility for approving and evaluating our director and executive compensation plans, policies and programs.

The compensation committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, Thomas Chronister, Danny Huston and Steven Snider are independent within the definition of independence provided by NASDAQ rule 5605(a)(2). J. Phillip Zicht would not be considered independent under the NASDAQ definition in that he personally delivered grain to the Company in an amount in excess of $120,000 in at least one of the last three fiscal years.

In setting compensation, the executive compensation committee took into account the member vote at our 2023 annual meeting, called the "Say-on-Pay," where the Company's members overwhelming voted to endorse the Company's system of compensating its executive officers. The next "Say-on-Pay" vote will be conducted at the 2024 annual meeting.

Compensation Philosophy and Objectives

    The compensation committee of the Board of Directors has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives. The compensation committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally the types of compensation and benefits provided to the executive officers are similar in form to the compensation and benefits provided to our other employees.

The compensation committee:

•establishes and administers a compensation policy for senior management;
•reviews and approves the compensation policy for all of our employees other than senior management;
•reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;
•reviews and monitors our succession plans;
•approves awards to employees pursuant to our incentive compensation plans; and
•approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

Our compensation programs are designed to achieve the following objectives:

•Attract, retain and motivate highly qualified and talented executives who will contribute to the Company's success by reason of their ability, ingenuity and industry;
•Link compensation realized to the achievement of the Company's short and long-term financial and strategic goals;
•Align management and member interests by encouraging long-term member value creation;
•Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and
•Support important corporate governance principles and comply with best practices.

Compensation Committee Procedures

All of the committee's actions are reported to the Board of Directors and, where appropriate, submitted to the Board of Directors for ratification. In determining the chief executive officer's compensation, the committee considers evaluations prepared by the directors. From time to time, the compensation committee may delegate to the chief executive officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers, including the Company's chief financial officer, plant manager, commodity manager, production manager, EHS manager, and controller or to fulfill administrative duties.

    The compensation committee receives input from the chief executive officer on the personal performance achievements of the executives and management employees who report to him. This individual performance assessment determines a portion of the annual compensation for each executive. In addition, the chief executive officer provides input on salary increases, incentive compensation opportunities, and long-term incentive grants for the executives and management employees who report to him, which the committee considers when making executive compensation decisions.

The compensation committee does its own performance review of the chief executive officer, and discusses the performance review with the Board of Directors. The compensation committee annually evaluates the performance of our chief executive officer in light of the goals and objectives of the Company's executive compensation plans, and determines and approves, or recommends to the Board of Directors for its approval, the chief executive officer's compensation level based on this evaluation. In determining the long-term incentive component of the chief executive officer's compensation, the compensation committee will consider all relevant factors, including the Company's performance, the value of similar awards to chief executive officers of comparable companies, and the awards given to the chief executive officer of the Company in past years. The chief executive officer is not present at either compensation committee or board level deliberations concerning his compensation.

Base Salary

Base salaries for our executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Employment Agreement with Executive Officer; Change of Control Agreement

We executed an Amended and Restated Employment Agreement effective January 1, 2020, with our Chief Executive Officer and President, Jeffrey Painter. Under the agreement, Mr. Painter is entitled to a base salary to be reviewed by the compensation committee and the Board of Directors on an annual basis and to participate in employee incentive compensation plans, welfare and health benefit plans and fringe benefit programs adopted by the Company.

The agreement is for an initial one-year term to be automatically renewed for successive one-year renewal terms unless otherwise terminated by the parties as provided in the agreement. Employment under the agreement is at will and may be terminated by either party with 60 days written notice. Upon termination without "Cause", Mr. Painter is entitled to (i) an amount equal to four weeks of then current base salary plus an additional one week for every full year of employment with the Company calculated as of the date of termination (the “Severance Payment”); and (ii) reimbursement for six month's of COBRA premiums (the "Reimbursement"). Mr. Painter is not entitled to the Severance Payment or Reimbursement upon termination of employment for "Cause", upon his death or disability, or upon termination of employment by Mr. Painter. Upon a "Change of Control", Mr. Painter shall be entitled to the Severance Payment and Reimbursement unless the agreement is binding on, or is assumed by, the Company or its successors following the "Change of Control". If Mr. Painter would have been entitled to the Severance Payment and Reimbursement under the agreement as of September 30, 2023, we estimate that we would have paid him approximately $128,000.

The agreement also provides that during his employment and for a period of two years after his termination, regardless of the reason, Mr. Painter will not (i) directly or indirectly compete with the Company in any other business operating within a 100 mile radius (the "Territory"); (ii) solicit our customers, suppliers or employees in connection with any business operating in the Territory that competes with or is similar to the Company; or (iii) disparage the Company.

Bonus Plan

    Our Board of Directors approved an Amended and Restated Employee Bonus Plan for our 2023 fiscal year ("2023 Bonus Plan") which took effect beginning October 1, 2022. The purpose of the 2023 Bonus Plan is to reward employees for their contributions that directly impact financial results, reflect a positive safety culture and to promote teamwork. The 2023 Bonus Plan consisted of both financial goals and team goals. All employees, including our executive officers, can earn an annual bonus up to 15% of the employees' gross wages if the Company meets certain minimum net income financial goals by September 30, 2023. All employees, including our executive officers, can earn an additional quarterly bonus of up to 11% of the employees' gross wages if team goals are met which are based on certain operational statistics, benchmarking results and individual safety participation. The 2023 Bonus Plan also provides additional incentives to the management team which include our executive officers. Those management employees can earn an additional bonus of up to 10% of their gross wages based on meeting individual goals.
    Under the 2023 Bonus Plan, employees, including our executive officers, received bonuses equal to 15% of their gross wages under the financial goals because the Company had net income in excess of $50,000,000 at September 30, 2023. Executive officers on average also received quarterly bonuses of approximately 8% of their gross wages under the team goals. Our management team, including our executive officers, earned additional bonuses of approximately 6-10% of their gross wages under the individual goals.

In addition to the amounts earned pursuant to the 2023 Bonus Plan, the Board of Directors awarded an additional discretionary bonus to all employees, including our executive officers, of 5% of the employees' gross wages due to extraordinary financial results. The Board of Directors also awarded an additional $180,000 to be allocated amongst certain management employees, including our executive officers.

    Our Board of Directors approved an Amended and Restated Employee Bonus Plan for our 2024 fiscal year ("2024 Bonus Plan") which took effect beginning October 1, 2023. The purpose and terms of the 2024 Bonus Plan are substantially similar to the 2023 Bonus Plan described above except the potential annual bonus that can be earned if the Company meets certain minimum net income financial goals will be up to 20% of the employees' gross wages.

Defined Contribution Plan

Our executive officers are eligible to participate in the Company's defined contribution plan. At September 30, 2023, the plan is available to all qualified employees. The Company contributes 100% of the contributions of the employee up to 5% of the eligible salary of each employee. The plan is a safe harbor plan where the Company match is guaranteed prior to the beginning of the year. Employees are eligible after six months of service.

Accounting and Tax Treatment of Awards

    None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Executive Compensation Committee Report

    The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

                            Compensation Committee
                            Thomas Chronister, Chair
                            Danny Huston
                            Steven Snider
                            J. Phillip Zicht

Compensation Committee Interlocks and Insider Participation

    None of the members of the compensation committee is or has been an employee of the Company. There are no interlocking relationships between our Company and other entities that might affect the determination of the compensation of our executive officers.

CEO Pay Ratio

    As a result of rules adopted by the SEC, we are disclosing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer for the fiscal year ended September 30, 2023:

•The median of the annual total compensation of all of our employees (excluding the Chief Executive Officer) was $84,698.
•The annual total compensation of our Chief Executive Officer, as reported on our Summary Compensation Table, was $502,215.
•Based on this information, the ratio of our Chief Executive Officer's annual total compensation to our median employee was 5.9:1.

    Our employee population as of September 30, 2023 (the date we selected to identify our median employee), consisted of 70 individuals, with all of these individuals located in the United States. We identified our median employee based on the annual total compensation paid during the fiscal year ended September 30, 2023, calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

    In addition, for purposes of reporting the ratio of annual total compensation of the Chief Executive Officer to the median employee, both the Chief Executive Officer and median employee’s total compensation paid during the fiscal year ended September 30, 2023, were calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K. The Company has not made any of the adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine annual total compensation.

Summary Compensation Table

    The following table sets forth all compensation earned during the last three fiscal years by our chief executive officer, chief financial officer, plant manager, and commodity manager. We did not have any compensatory security option plan in place as of September 30, 2023. As of September 30, 2023, none of our directors or executive officers had any options, warrants, or other similar rights to purchase securities of the Company.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (1) ($)	Total Compensation ($)
Jeffrey Painter	2023	317,010	60,000(2)	109,825	15,380	502,215
Chief Executive Officer	2022	290,981	74,549(2)	77,971	13,402	456,903
	2021	273,327	—	66,719	10,944	350,990
William Dartt	2023	176,923	20,000(2)	60,082	9,913	266,918
Chief Financial Officer	2022	161,885	24,594(2)	41,324	8,468	236,271
	2021	153,346	—	35,901	7,477	196,724
Jeremey Herlyn	2023	182,923	20,000(2)	62,993	9,885	275,801
Plant Manager	2022	167,885	24,894(2)	43,245	8,902	244,926
	2021	159,188	—	38,427	7,721	205,336
Casey Bruns	2023	164,231	20,000(2)	57,416	8,913	250,560
Commodity Manager	2022	143,077	23,654(2)	38,317	7,615	212,663
	2021	118,969	—	29,317	5,623	153,909

____________
(1)These amounts represent contributions by the Company paid pursuant to our qualified defined contribution plan.
(2)This amount represents a discretionary bonus.

Grants of Plan-Based Awards

    The following table sets forth the range of possible awards and the actual plan-based cash incentive compensation earned during the 2023 fiscal year by our chief executive officer, chief financial officer, plant manager and commodity manager:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold (1) ($)	Target (2) ($)	Maximum (3) ($)
Jeffrey Painter	15,851	109,825	114,124
William Dartt	8,846	60,082	63,692
Jeremey Herlyn	9,146	62,993	65,852
Casey Bruns	8,212	57,416	59,123
____________
(1)These amounts represent the estimated possible payout under the minimum net income financial goals set forth in the 2023 Bonus Plan. Awards for meeting team goals and individual goals are not subject to a threshold.
(2)These amounts represent actual 2023 Bonus Plan participation for 2023 fiscal year performance as reported in the Summary Compensation Table.
(3)These amounts represent the estimated possible maximum payout for meeting net income financial goals, team goals and individual goals set forth in the 2023 Bonus Plan.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following table and related disclosure to illustrate the relationship between executive compensation “actually paid” (as calculated herein) and certain measures of Company financial performance. For information regarding the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with its performance in practice, refer to the “Compensation Discussion and Analysis” section above. References to “PEO” in the tables below refer to Jeffrey Painter, our Chief Executive Officer.

Fiscal Year (a)	Summary compensation table total for PEO (1) ($) (b)	Compensation actually paid to PEO (2) ($) (c)	Average summary compensation table total for non-PEO named executive officers (3) ($) (d)	Average compensation actually paid to non-PEO named executive officers (4) ($) (e)	Value of initial fixed $100 investment based on:		Net income (loss) (7) ($) (h)	EBITDA (8) ($) (i)
					Total shareholder return (5) ($) (f)	Peer group total shareholder return (6) ($) (g)
2023	502,215	502,215	264,426	264,426	579.24	98.24	69,818,591	78,857,831
2022	456,903	456,903	231,287	231,287	431.57	130.03	85,703,864	97,032,309
2021	350,990	350,990	185,323	185,323	186.5	142.28	27,109,878	38,119,853

(1) The amounts reported in this column reflect, for each applicable fiscal year, the amounts of total compensation reported for Jeffrey Painter (our Chief Executive Officer) in the “Total Compensation” column of the Summary Compensation Table.
(2) The amounts reported in this column reflect, for each applicable fiscal year, the “compensation actually paid” as calculated under SEC rules (“CAP”) to Mr. Painter. The CAP is the same as the total compensation reported in column (b) as no adjustments were required.
(3) The amounts reported in this column reflect, for each applicable fiscal year, the average of the amounts reported in the "Total Compensation" column of the Summary Compensation Table for the Company’s named executive officers other than the PEO. The named executive officers included for this purpose for each applicable fiscal year are as follows: William Dartt, Jeremey Herlyn and Casey Bruns.
(4) The amounts reported in this column reflect, for each applicable fiscal year, the average amount of CAP to the Company’s named executive officers other than the PEO. The CAP is the same as the total compensation reported in column (d) as no adjustments were required.
(5) The amounts reported in this column reflect the value based on the cumulative total shareholder return, during the period from September 30, 2020 through the end of the applicable fiscal year, of a hypothetical investment of $100 in the Company’s units.
(6) The amounts reported in this column reflect the value based on the cumulative total shareholder return of the NASDAQ Clean Edge Green Energy Index, one of the published industry indexes used in the performance graph for the fiscal year ended September 30, 2023, during the period from September 30, 2020 through the end of the applicable fiscal year, of a hypothetical investment of $100.
(7) Represents the amount of net income (loss) reflected in the Company’s audited consolidated financial statements for each applicable year.
(8) We have selected EBITDA as the Company-Selected Measure.

Relationship Between CAP and Performance

Below are graphs showing the relationship of “Compensation Actually Paid” to our PEO and non-PEO named executive officers for our fiscal years 2021, 2022 and 2023 to (1) TSR of both our units and the NASDAQ Clean Edge Green Energy Index, (2) net income, and (3) EBITDA.

Tabular List of Most Important Financial Performance Measures

The following is a list of the most important financial performance measures that the Company has used to link compensation of our named executive officers to Company performance for the fiscal year ended September 30, 2023:

•Net Income
•EBITDA
•Net cash provided by operations
•Net cash used for investing activities
•Net cash used for financing activities

DIRECTOR COMPENSATION

    Our directors receive $5,000 for each quarter they are a member of the Board of Directors. The chairman of the Board of Directors received $20,000 for each quarter. Robert Davis is currently serving as our chairman and Thomas Chalfant is our vice chairman. William Dartt is currently serving as our treasurer and Thomas Chronister is our secretary. The following table sets forth all compensation paid or payable by the Company to our directors during fiscal year ended September 30, 2023.

Name	Fiscal Year	Fees Earned or Paid in Cash	All Other Compensation (1)	Total
Robert Baker	2023	$20,000	$3,758	$23,758
Robert Davis	2023	$80,000	$2,064	$82,064
Thomas Chalfant	2023	$20,000	$751	$20,751
Thomas Chronister	2023	$20,000	$756	$20,756
David Dersch, Jr.	2023	$20,000	$937	$20,937
Gerald Forsythe (2)	2023	$5,000	$—	$5,000
Danny Huston	2023	$20,000	$—	$20,000
Adam Kline	2023	$20,000	$—	$20,000
Cyril LeFevre (3)	2023	$10,000	$—	$10,000

Lewis Roch III	2023	$20,000	$—	$20,000
Daniel Sailer (4)	2023	$20,000	$—	$20,000
Dale Schwieterman	2023	$20,000	$—	$20,000
Chad Smith	2023	$20,000	$—	$20,000
Steven Snider	2023	$20,000	$4,386	$24,386
J. Phillip Zicht	2023	$20,000	$1,148	$21,148
____________
(1) Includes reimbursement for reasonable travel expenses.
(2) Indeck Energy, Inc. received $5,000 of the director fees payable to Mr. Forsythe for the first quarter. Mr. Forsythe refused payment for subsequent quarters.
(3) Mr. LeFevre passed away in April 2023.
(4) KSM Business Services, Inc. received the entire amount of the director fees payable to Mr. Sailer.

Adam Kline, Daniel Sailer and Chad Smith served as board advisors until they were elected as directors in February 2023. Our board advisors were compensated at the same rate as our directors.

ANNUAL REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

    The Company's annual report of Form 10-K to security holders, including consolidated financial statements and the notes thereto, for the fiscal year ended September 30, 2023, accompanies the delivery of this proxy statement.

These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (765) 964-3137 or toll free at (866) 559-6026; (ii) by written request to Cardinal Ethanol, LLC at 1554 N. County Road 600 E., Union City, Indiana 47390; (iii) by e-mail at info@cardinalethanol.com; or (iv) on our website at http://www.cardinalethanol.com, on or before February 7, 2024 to facilitate timely delivery. The Company will provide each member solicited a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees. The Annual Report on Form 10-K complete with exhibits and Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC's internet site (www.sec.gov).

CARDINAL ETHANOL, LLC

2024 Annual Meeting - Tuesday, February 13, 2024 For Unit Holders as of December 22, 2023
Proxy Solicited on Behalf of the Board of Directors

Vote by Mail or Facsimile:
1) Read the Proxy Statement.
2) Indicate your choices by placing an "X" in the appropriate boxes on the Proxy Card below.
3) Sign and date the Proxy Card.
4) Return the Proxy Card by mail to 1554 N. County Road 600 E., Union City, Indiana 47390 or via fax to (765) 964-3349.
Proxy Cards must be RECEIVED no later than 5:00 p.m. EST on Monday, February 12, 2024 to be valid.

PROPOSAL ONE: ELECTION OF FOUR DIRECTORS.
THE BOARD RECOMMENDS A VOTE FOR THE INCUMBENTS: ROBERT DAVIS, DALE SCHWIETERMAN,
DANIEL SAILER AND CHAD SMITH.

** You may vote for four (4) nominees**
	For	Withhold/Abstain
Robert Davis, Incumbent	☐	☐
Dale Schwieterman, Incumbent	☐	☐
Daniel Sailer, Incumbent	☐	☐
Chad Smith, Incumbent	☐	☐

PROPOSAL TWO: ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION.
THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

For	Against	Abstain
☐	☐	☐

By signing this proxy card, you appoint Thomas Chalfant and Bill Dartt, jointly and severally, each with full power of substitution, as proxies to represent you at the 2024 Annual Meeting of the members to be held on Tuesday, February 13, 2024, at the Union City Community High School, 731 N. Plum Street, Union City, IN 47390 and at any adjournment thereof, on any matters coming before the meeting. Registration for the meeting will begin at 5:00 p.m. EST. The 2024 Annual Meeting will commence at approximately 6:00 p.m. EST.

Please specify your choices by marking the appropriate boxes above. The proxies cannot vote your membership units unless you sign and return this card. For your Proxy Card to be valid, it must be RECEIVED by the Company by 5:00 p.m. EST on Monday, February 12, 2024. This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the 2024 Annual Meeting.

If you do not mark any boxes, your units will be voted FOR Robert Davis, Dale Schwieterman, Dan Sailer and Chad Smith, and FOR Proposal Two - Say-on-Pay vote. If you choose less than four nominees, then the proxies will vote your units only for the nominees you chose. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD/ABSTAIN for a nominee or FOR and AGAINST a proposal, your votes will not be counted with respect to the director nominee or the proposal for which you marked contradicting choices. However, each fully executed Proxy Card will be counted for purposes of determining whether a quorum is present at the 2024 Annual Meeting.

Signature:	Joint Owner Signature:
Print Name:	Print Joint Owner Name:
Date:	Date:

Number of Units Held:

Please sign exactly as your name appears above. Joint owners must both sign. When signing as attorney, executor, administrator, trustee or guardian, please note that fact.